Exhibit (a)(1)(F)

Offer to Purchase for Cash

All Outstanding (i) Registered Ordinary Shares, (ii) Registered Series A

Convertible Preferred Shares and (iii) Registered Series B Convertible

Preferred Shares

of

GLOBAL BLUE GROUP HOLDING AG

at

(i) $7.50 Registered Per Ordinary Share, (ii) $10.00 Per Registered Series A

Convertible Preferred Share and (iii) $11.81 per Registered Series B Convertible

Preferred Share

Pursuant to the Offer to Purchase dated March 21, 2025

by

GT HOLDING 1 GMBH, a wholly owned indirect subsidiary of

SHIFT4 PAYMENTS, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON APRIL 17, 2025, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

March 21, 2025

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated March 21, 2025 (together with any amendments or supplements thereto, the “Offer to Purchase”) and the related letter of transmittal applicable to the Global Blue Common Shares (the “Common Shares Letter of Transmittal”), the related letter of transmittal applicable to the Global Blue Series A Shares (the “Series A Shares Letter of Transmittal”) and the related letter of transmittal applicable to the Global Blue Series B Shares (the “Series B Shares Letter of Transmittal, together, in each case, with any amendments or supplements thereto, the “Letters of Transmittal” and, together with the Offer to Purchase and other related materials, as each may be amended or supplemented from time to time, the “Offer”) in connection with the offer by GT Holding 1 GmbH (“Purchaser”), a Swiss limited liability company and an indirect wholly owned subsidiary of Shift4 Payments, Inc. (“Shift4”), a Delaware corporation, to purchase all of the outstanding (i) registered ordinary shares, nominal value of CHF 0.01 per share, of Global Blue Group Holding AG (“Global Blue”), a stock corporation incorporated under the laws of Switzerland (the “Global Blue Common Shares”), at a price per share equal to $7.50 (the “Common Shares Consideration”), (ii) registered series A convertible preferred shares, nominal value of CHF 0.01 per share, of Global Blue (the “Global Blue Series A Shares”), at a price per share equal to $10.00 (the “Series A Shares Consideration”), and (iii) registered series B convertible preferred shares, nominal value of CHF 0.01 per share, of Global Blue (the “Global Blue Series B Shares”, and together with the Global Blue Common Shares and the Global Blue Series A Shares, the “Global Blue Shares”), at a price per share equal to $11.81 (the “Series B Shares Consideration”, and together with the Common Shares Consideration and the Series A Shares Consideration, the “Offer Consideration”), in cash, without interest and pursuant to the terms and conditions set forth in the Offer to Purchase and in the related Letters of Transmittal. Also enclosed is the Solicitation/Recommendation Statement on Schedule 14D-9 filed by Global Blue with the Securities and Exchange

Commission in connection with the Offer (together with any amendments or supplements thereto, the “Schedule 14D-9”).

We are the holder of record of Global Blue Shares held for your account. A tender of such Global Blue Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letters of Transmittal are furnished to you for your information only and cannot be used by you to tender Global Blue Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Global Blue Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letters of Transmittal.

Your attention is directed to the following:

1. The price to be paid in the Offer is (i) $7.50 per Global Blue Common Share, (ii) $10.00 per Global Blue Series A Share, and (iii) $11.81 per Global Blue Series B Share, in each case, net to you in cash, without interest and pursuant to the terms of the Offer.

2. The Offer is being made for all outstanding Global Blue Shares.

3. The Offer is being made pursuant to a Transaction Agreement, dated as of February 16, 2025 (as it may be amended, supplemented or otherwise modified from time to time, the “Transaction Agreement”) by and between Shift4, Global Blue and, from and after its execution and delivery of a joinder thereto on February 25, 2025, Purchaser. The Transaction Agreement is more fully described in Section 12 of the Offer to Purchase.

4. On February 16, 2025, the Global Blue board unanimously (by way of two separate resolutions, with the second vote excluding the interested directors, who are either themselves holders of, or representatives of holders of, Global Blue Series A Shares or Global Blue Series B Shares) (a) determined that Transaction Agreement is in the best interest of, and fair to, Global Blue and its shareholders and declared that it is advisable for Global Blue to enter into the Transaction Agreement and to effect the transactions contemplated thereby, including the Board Modification, and authorized and approved the entry into, and adopted, the Transaction Agreement; (b) duly authorized and approved the Offer and the other transactions contemplated by the Transaction Agreement; and (c) recommended that the holders of Global Blue Shares accept the Offer and tender their Global Blue Shares in the Offer.

5. The Offer and withdrawal rights expire at one minute following 11:59 p.m., New York City time, on April 17, 2025, unless the Offer is extended or earlier terminated (as may be extended or terminated pursuant to the terms of the Transaction Agreement, the “Expiration Time”).

6. The Offer is not subject to Purchaser receiving financing or any other financing condition. The Offer is conditioned upon, among other things: (i) prior to the expiration of the Offer, there shall have been validly tendered and not withdrawn a number of Global Blue Shares that, together with the Global Blue Shares, if any, then owned by Shift4 or Purchaser, represent at least 90% of all Global Blue Shares issued and outstanding as of the expiration of the Offer (excluding any Global Blue Shares held, directly or indirectly, by Global Blue); (ii) prior to the expiration of the Offer, no governmental entity of competent jurisdiction in certain applicable jurisdictions has enacted or promulgated any law or order (whether temporary, preliminary or permanent) to prohibit, restrain, enjoin or make illegal the consummation of the Offer that remains then in effect; (iii) prior to the expiration of the Offer, each Required Approval (as defined under the Transaction Agreement) has been (A) obtained, received or deemed to have been received or (B) in the case of any applicable waiting period, such waiting period has terminated or expired, in each case, either unconditionally or subject only to conditions the satisfaction of which would not have a Burdensome Effect (as defined under the Transaction Agreement); (iv) the Transaction Agreement not having been terminated in accordance with its terms; (v) prior to the expiration of the Offer, Global Blue has received the Required SFTA Tax Ruling (as defined under the Transaction Agreement); and (vi) the satisfaction or waiver by Shift4 and Purchaser of the other conditions and requirements of the Offer set forth in the Transaction Agreement. The Offer is also subject to the other conditions described in the Offer to Purchase. The “Acceptance Time” is the date and time of the acceptance for payment for all Global Blue Shares validly tendered and not properly withdrawn pursuant to the Offer subject to the terms and conditions of the Transaction Agreement, including the satisfaction or waiver of all of the Offer Conditions.

7. Pursuant to the Transaction Agreement, following the completion of the Offer and provided that at such time Purchaser directly or indirectly has acquired or controls at least 90% of the then outstanding Global Blue Shares (excluding Global Blue Shares held, directly or indirectly, by Global Blue), each of Shift4, Purchaser and Global Blue intend that, in accordance with the laws of Switzerland and a merger agreement to be entered into between Purchaser and Global Blue, Purchaser and Global Blue will consummate a statutory squeeze-out merger pursuant to which Global Blue will be merged with and into Purchaser, and Purchaser will continue as the surviving entity of the Merger, and each Global Blue Share (other than any Global Blue Shares directly or indirectly owned by Shift4 or Purchaser) that is not validly tendered and accepted pursuant to the Offer will thereupon be cancelled and converted into the right to receive the Offer Price (as applicable) and each Global Blue Share directly or indirectly owned by Shift4 or Purchaser will thereupon be deemed cancelled without any conversion thereof (the “Merger”).

8. In the event that Shift4 and Merger Sub, with the written consent of Global Blue, waived the Minimum Tender Condition and the Acceptance Time occurs and the number of Global Blue Shares validly tendered (and not validly withdrawn) pursuant to the Offer, together with any Global Blue Shares then directly or indirectly owned by Shift4 or Purchaser, represents less than 90% of all Global Blue Shares outstanding (excluding Global Blue Shares held, directly or indirectly by Global Blue), Shift4 may not be able to complete the Merger in a timely manner, or at all, and acquire 100% of all outstanding Global Blue Shares. Accordingly, non-tendering shareholders of Global Blue may not receive any consideration for such Global Blue Shares, and the liquidity and value of any Global Shares that remain outstanding could be negatively affected. Following the completion of the Offer, until the Merger is consummated (if at all), any remaining, non-tendering shareholder of Global Blue are expected to be a minority shareholder of Global Blue with a limited ability, if any, to influence the outcome on any matters that are or may be subject to shareholder approval, including the election of directors, the issuance of shares or other equity securities, the payment of dividends and the acquisition or disposition of substantial assets. In addition, following the completion of the Offer and at the effective time of the Merger, to the extent permitted under applicable law and stock exchange regulations, Shift4 intends to delist the Global Blue Shares from NYSE. Following delisting of the Shares from NYSE and provided that the criteria for deregistration are met, Shift4 intends to cause Purchaser (as the surviving company in the Merger) to make a filing with the United States Securities and Exchange Commission (“SEC”) requesting that Global Blue’s reporting obligations under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”) be terminated. Deregistration would substantially reduce the information required to be furnished by Global Blue to its shareholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Global Blue. In addition, the amount of publicly held Global Blue Shares may be so few that there may no longer be an active trading market for Global Blue Shares. The absence of an active trading market, and corresponding lack of analyst coverage, could reduce the liquidity and, consequently, the market value of your Global Blue Shares.

9. If you do not complete and sign the Internal Revenue Service Form W-9 that is included in the Letters of Transmittal (or other applicable form, such as the applicable Internal Revenue Service Form W-8), you also may be subject to backup withholding at the applicable statutory rate on the gross proceeds payable to you. See Instruction 7 of the Letters of Transmittal.

If you wish to have us tender any or all Global Blue Shares held for your account, please complete, sign, detach and return to us the instruction form below. An envelope in which you can return your instructions to us is enclosed. If you authorize tender of any or all Global Blue Shares held for your account, all such Global Blue Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in sufficient time to permit us to submit a tender on your behalf prior to the Expiration Time.

In all cases, Purchaser will pay for Global Blue Shares accepted for payment pursuant to the Offer only after timely receipt by Equiniti Trust Company, LLC (the “Depositary”) of (i) confirmation of book-entry transfer of such Global Blue Shares into the Depositary’s account at the Depository Trust Company (a “Book-Entry Confirmation”), (ii) a properly completed and duly executed Letters of Transmittal with any required signature guarantees and tax form or, in the case of a book-entry transfer, an Agent’s Message (as defined in Section 3 of the Offer to Purchase) in lieu of the Letters of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when Book-Entry Confirmations with respect to Global Blue Shares are actually received by the Depositary. Under no circumstances will interest be paid on the consideration paid for Global Blue Shares accepted for purchase in the Offer, regardless of any extension of the Offer or any delay in making payment for such Global Blue Shares.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Global Blue Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction or any administrative or judicial action pursuant thereto. Purchaser may, in its discretion, take such action as it deems necessary to make the Offer to holders of Global Blue Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Instruction Form with Respect to the

Offer to Purchase for Cash

All Outstanding (i) Registered Ordinary Shares, (ii) Registered Series A Convertible Preferred Shares and (iii) Registered Series B Convertible Preferred Shares

of

GLOBAL BLUE GROUP HOLDING AG

at

(i) $7.50 Per Ordinary Share, (ii) $10.00 Per Registered Series A Convertible Preferred Share and (iii) $11.81 per Registered Series B Convertible Preferred Share

Pursuant to the Offer to Purchase dated March 21, 2025

by

GT HOLDING 1 GMBH, a wholly owned indirect subsidiary of

SHIFT4 PAYMENTS, INC.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated March 21, 2025 (together with any amendments or supplements thereto, the “Offer to Purchase”) and the related letter of transmittal applicable to the Global Blue Common Shares (the “Common Shares Letter of Transmittal”), the related letter of transmittal applicable to the Global Blue Series A Shares (the “Series A Shares Letter of Transmittal”) and the related letter of transmittal applicable to the Global Blue Series B Shares (the “Series B Shares Letter of Transmittal, together, in each case, with any amendments or supplements thereto, the “Letter of Transmittal”), in connection with the tender offer by GT Holding 1 GmbH (“Purchaser”), a Swiss limited liability company and an indirect wholly owned subsidiary of Shift4 Payments, Inc. (“Shift4”), a Delaware corporation, to purchase all of the outstanding (i) registered ordinary shares, nominal value of CHF 0.01 per share, of Global Blue Group Holding AG (“Global Blue”), a stock corporation incorporated under the laws of Switzerland (the “Global Blue Common Shares”), at a price per share equal to $7.50, (ii) registered series A convertible preferred shares, nominal value of CHF 0.01 per share, of Global Blue (the “Global Blue Series A Shares”), at a price per share equal to $10.00, and (iii) registered series B convertible preferred shares, nominal value of CHF 0.01 per share, of Global Blue (the “Global Blue Series B Shares”, and together with the Global Blue Common Shares and the Global Blue Series A Shares, the “Global Blue Shares”), at a price per share equal to $11.81, net to the seller in cash, without interest and pursuant to the terms and conditions set forth in the Offer to Purchase and in the related Letters of Transmittal.

This form instructs you to tender the number of Global Blue Shares indicated below (or if no number is indicated below, all Global Blue Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and Letters of Transmittal furnished to the undersigned.

The undersigned understands and acknowledges that all questions as to validity, form, eligibility (including time of receipt) and acceptance of any document submitted on my behalf to Equiniti Trust Company, LLC (the “Depositary”) will be determined by Purchaser in its sole and absolute discretion (provided that Purchaser may delegate such power in whole or in part to the Depositary).

Number of Global Blue Shares* to be Tendered:

SIGN HERE

Global Blue Common Shares

Global Blue Series A Shares

Global Blue Series B Shares

Dated , 2025
Signature(s)
Name(s)
Address(es)
(Zip Code)
Area Code and Telephone Number
Taxpayer Identification or Social Security No. (if applicable)

*	Unless otherwise indicated, it will be assumed that all Global Blue Shares held for the undersigned’s account are to be tendered.